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                                                                   EXHIBIT 10.26

                                                         STRICTLY CONFIDENTIAL

                                    Agreement

                                     BETWEEN

                      NATIONAL DISCOUNT BROKERS CORPORATION
                                       AND

                         AETHER SYSTEMS INC. ("AETHER")

This Agreement (the "Agreement") is effective as of November 4th, 1999 (the "Effective Date"), by and between National Discount Brokers Corporation, a New York corporation ("National Discount Brokers"), having its principal place of business at, New York, New York and Aether Systems, Inc., a Delaware corporation ("Aether"), having its principal place of business at 11460 Cronridge Drive, Suite 160, Owings Mills, Maryland 21117.

National Discount Brokers Corporation and Aether hereby enter into a definitive and binding contractual agreement for purposes of the development, implementation, sale and support of a wireless financial data access and trading product for sale to persons who have brokerage accounts with National Discount Brokers (the "Subscribers") and who reside within the United States of America hereto (the "Territory"). The product which is described in Schedule A hereto shall for the purposes of the Agreement be known as "National Discount Brokers Wireless Product" (the "Product") and would provide the Subscribers with mobile device access to real-time National Discount Brokers' account, trading and financial market information. The Product would initially source data from National Discount Brokers host computer systems along with market data and news from Reuters SelectFeed Plus platform, or such additional or replacement feeds product(s) as mutually agreed to by National Discount Brokers and Aether (the "National Discount Brokers Service").

1 Term.

The Agreement shall take effect on the Effective Date, continue for two years, and shall automatically renew thereafter for additional one year terms, unless, prior to any additional one year term, either party provides the other party sixty (60) days' prior written notice of termination. Ninety(90) days prior to the termination or expiration of the Agreement, the parties agree to negotiate in good faith the terms and conditions of a licensing agreement for National Discount Brokers to use Aether's intellectual property relating to the National Discount Brokers Service and the Product.

2 RESPONSIBILITIES OF AETHER.

System Development
a) Aether shall be responsible for all development activity associated with the wireless data system (the "System") necessary for operation and delivery of the Product including, but not limited to application software development, network development and integration.

Software Development
b) Aether shall be responsible for all custom software development required to support the Product including, but not limited to host system interface, application development and network interface.

Network Operations
c) Aether shall manage, operate and maintain the System in accordance with specifications and service levels to be agreed to by the parties hereto, which shall include, but not be limited to, network management, operational management, and the day-to-day operating environment.


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Hardware
d) Aether shall initiate and maintain relationships with all hardware vendors on favorable terms. Hardware selected shall meet the specifications to be agreed upon by the parties hereto. Aether shall arrange for maintenance and repair of the same, and will provide the National Discount Brokers Service in accordance with standards to be agreed upon by the parties hereto.

Billing/Order Entry
e) Aether shall develop, implement and maintain order-entry and billing systems for the Product. These systems shall provide administration, permissioning and depermissioning.

Customer Support Vendor Relations
f) Aether shall develop, implement and manage customer support including but not limited to, 8:30 AM -- 8:00 PM EST Monday through Friday, and shall manage and coordinate relationships with third party suppliers such as airtime providers and hardware vendors. Aether agrees to implement 24/7 customer service within 6 months from execution of the Agreement.

Third Party Agreements
g) Aether shall obtain any and all licenses and consents, and enter into and comply with any applicable third party agreements, as may be necessary to fulfill its obligations under the Agreement, including but not limited to Exchange Agreements with the New York Stock Exchange, American Stock Exchange and the Nasdaq

Subscriber Exchange Fees
h) Aether shall be responsible for obtaining any exchange fees associated with the receipt of real time market data on a Subscriber basis from the individual Subscribers.

Marketing Campaign
i) Aether Systems shall commit to investing a minimum of $500,000 in an advertising campaign to support the launch of the Product by National Discount Brokers. The $500,000 may include the value of advertising provided by various Aether associates. Aether will also use its best efforts to obtain additional advertising dollars for this launch through is strong association with carriers and hardware manufacturers.

3  RESPONSIBILITIES OF NATIONAL DISCOUNT BROKERS.

Exclusivity
a) National Discount Brokers agrees that Aether shall be its exclusive provider of the Product to National Discount Brokers for the term of the Agreement.
Should hardware devices and or transport protocols emerge during the term of the Agreement that may prove attractive to National Discount Brokers or its customers, National Discount Brokers will so notify Aether in writing (the "Competition Notice"). Aether shall have the right of first refusal to provide said device or services (a "Competitive Service"), on terms which are the same or better than those available to National Discount Brokers or its competitors for the Competitive Service. National Discount Brokers shall obtain an estimate if possible from any provider of the Competitive Service. Aether would then provide National Discount Brokers an estimate to provide the service or device which is the same as the Competitive Service within thirty days of Aether's receipt of the Competitive Notice. If Aether's price and terms for the Competitive Service are the same or better than that of the provider of the Competitive Service to National Discount Brokers, then National Discount Brokers shall select Aether to provide the Competitive Service. If Aether fails to deliver to National Discount Brokers the Competitive Service at the price and terms which are the same as or better than those made available to National Discount Brokers or its competitors within the thirty day period after the Competitive Notice, the provisions of this paragraph 3(a) shall be terminated and Aether's right of first refusal shall be terminated.


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Tools and Documentation

a) National Discount Brokers shall provide to Aether , at no charge, all required software, tools, and documentation required to permit the Product through the communications structure of Aether to communicate with the computer system of National Discount Brokers.

DataFeeds
b) National Discount Brokers shall grant to Aether a non-exclusive, non-transferable license to receive and distribute the National Discount Brokers Service information through the Product only within the Territory. Aether shall receive the National Discount Brokers Service during the term of the Agreement without payment of subscription fees and installation costs.

Telecommunication Equipment
c) National Discount Brokers shall provide all communication lines and equipment required to provide for communication from the National Discount Brokers computer to the Aether computer and visa versa. National Discount Brokers shall transmit the National Discount Brokers Service to Aether free of any telecommunication charges. National Discount Brokers shall maintain a development, environment to permit the testing of new features on the Product without interruption of the National Discount Brokers Service.

Sales and Marketing
g) In consideration of Aether having developed the System at its own expense and its undertaking not to seek compensation for said development costs from National Discount Brokers, National Discount Brokers commits itself to a marketing and advertising campaign for the product that is representative of its normal business practices for similar products. National Discount Brokers shall commit itself to soliciting news, and print media attention to the impending Product release and subsequent to that release date. National Discount Brokers shall define and document a marketing and sales plan illustrating a commitment of no less than $500,000 over the course of the first year to the Product launch. This plan shall be developed within the first month after activation of the Agreement. It is agreed that National Discount Brokers will have the final approval on the creative copy and ad placement. National Discount Brokers will display at a minimum the Aether Logo and the phrase powered and engineered by Aether Systems Inc. National Discount Brokers' commitment under this paragraph (d) during the term of the Agreement shall not exceed $500,000.

Product Launch Plan
e) National Discount Brokers shall budget, develop and implement marketing and sales plans which shall include, but not be limited to, product launch schedules, beta test program Subscriber identification, beta testing, marketing materials, sales projections, sales force training, and public relations releases. The plan shall be developed as part of an agreed to Product development plan and schedules.

Future Requirements
f) National Discount Brokers shall cooperate in the identification and the development of mutually agreed to Product enhancements.

Trading Fees
g) National Discount Brokers shall be responsible for any trading fees associated with the Product.

h) National Discount Brokers shall as part of its normal course of promotion for products and services, add the information regarding the Product to its internet site in the manner it determines in its sole discretion.. Aether shall provide a companion web site for Product information, Product ordering, and customer support.


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4            COOPERATION.

Roles and Responsibilities
a) National Discount Brokers and Aether agree to reasonably cooperate with one another to facilitate the achievement of their respective responsibilities, and to document, as necessary, all relevant plans, schedules, models and procedures mentioned above. Aether and National Discount Brokers shall assign a project manager for the term of the Agreement.

Future Development
b) All upgrades, modifications, enhancements to the Product, the System, the Software, National Discount Brokers Service and the use of other devices shall be mutually agreed upon in writing by the parties hereto before any work commences. The parties hereto shall decide, on a case by case basis, the source of funds for such upgrades, modifications and enhancements. Aether agrees to provide upgrades of the Product and the System to National Discount Brokers and its Subscribers on the same terms and conditions as such enhancements are made available to other third parties.

Hardware Purchase
c) National Discount Brokers shall retain the right upon (90) day written notice to contract for and purchase all hardware for the Product for sale to Subscribers. National Discount Brokers shall assign any applicable warranties from hardware vendors to the Subscribers.

Insurance
d) Should National Discount Brokers execute its right to purchase hardware during the term, National Discount Brokers will maintain sufficient insurance coverage for the inventory of hardware stored at Aether to recover the value of the hardware in the event of damage, loss or theft. Aether shall take reasonable commercial precautions to safeguard the hardware inventory stored by it.

Training
e) National Discount Brokers and Aether will jointly work towards a plan whereby both parties hereto may participate where appropriate in an onsite training session with the National Discount Brokers customer service organization. National Discount Brokers shall undertake to establish an ongoing training cycle in accordance with National Discount Brokers normal practices. Aether shall also provide phone support to National Discount Brokers for training purposes.

Devices
f) National Discount Brokers and Aether agree to develop this application on Palm and Windows CE devices. Aether and National Discount Brokers shall decide, on a case by case basis, the source of funds for such new devices, product upgrades, system modifications and application enhancements.

Subscriber/ User Manual
g) Aether will where practical supply National Discount Brokers with a user guide for Subscribers in sufficient quantities so as to meet demand.



5             OWNERSHIP.

      Software
a) National Discount Brokers and Aether agree that the System along with all source code required to provide financial information to Subcribers hardware device ("the Software") shall be the property of Aether ; provided however any software that resides on computer or othe hardware owned, leased or used by National Discount Brokers shall not be deemed to be Software.

Trademark
b) National Discount Brokers and Aether agree to "brand" the Product which trademark shall be the property of National Discount Brokers. National Discount Brokers has the responsibility for any and all legal costs associated with trademarking the name.


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6             FINANCIALS.

Monthly Fees
a) In consideration of Aether being responsible for managing the Subscriber provisioning, permissioning, activation, customer service, network and systems management, technical support, software development, billing, collections, managing carrier relationships, and managing airtime, Aether will charge a monthly fee to Subscribers inclusive of the above mentioned items for $69.00 per month. Aether will also bundle much of its current financial news service ("MarketClip(TM)") functionality along with email and internet access per its ownership in AirWeb Corporation doing business as Opensky into the National Discount Brokers application free of any additional fees.

Hardware Costs
b) In consideration of Aether having developed the Product in accordance with National Discount Brokers requirements and choice of platform delivery mechanisms, Aether shall charge the Subscribers according to the current market price of the device(s).

Aether shall undertake (within 30 days of written notification) to reduce the price of Subscriber hardware to a price not greater than the vendor's published price schedule that reflects a deduction in price for the aforementioned hardware models.

New Hardware Models
Aether shall advise National Discount Brokers from time to time as to the upcoming release of new hardware models and advise National Discount Brokers as to the efficacy of adopting the new model as the defacto hardware for Subscribers.

Subscriber Term
Each Subscriber shall enter into a one year agreement for the National Discount Brokers Service. Should the Subscriber at any time after an initial 15 day trial decide to cancel the National Discount Brokers Service the Subscriber shall be held accountable for payment of 75% of the remaining contract fees.

Subscriber Exchange Fees
c.)     It is understood that exchange fees associated with the receiving of real time market data shall be paid by the Subscriber and are in addition to the monthly fees.

Trading Fees
d) National Discount Brokers shall be responsible for any trading fees other than payments for real time quotes associated with subscribers using the System. Activation
h) Aether shall be entitled to receive a one time activation and handling fee of $69.00 per new Subscriber to be paid by the Subscriber.
i) Aether agrees that Subscribers will be entitled to receive and will receive the Product on the best terms and conditions, including the monthly service charge, that Aether makes the Product (or similar device and service) available to other persons from time to time.
       The foregoing most favored nation clause shall not apply to short term introductory programs of Aether or where the functionality or level of service offered is materially different
j) Aether and National Discount Broker agree to jointly work on developing a lower price point wireless product offering for NDB customers. During the first month of performance of this Agreement, the parties shall establish a plan encompassing various hardware and software solutions that will incorporate a lower price point product being made available to National Discount Broker customers.
       (It is understood that a lower price point product offering will likely necessitate having reduced functionality, usage and response limitations for the user.

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k)     The parties shall mutually agree to the plan to develop the low cost solution referred to in the above paragraph (j). After the plan is developed, the parties shall pursue sufficient funding to implement the plan.

7           CONFIDENTIALITY.

a) Each party hereto acknowledges that it has received, and will during the term of the Agreement, receive confidential or proprietary information regarding the business or products of the other party hereto. Each party hereto will maintain the confidentiality of such information, provided that it is designated in writing as confidential, proprietary, or marked with words of similar import, or if orally conveyed, is reduced to writing and delivered to the receiving party by the disclosing party within 10 days of oral conveyance. Each party hereto agrees that if the proposed transaction is not consummated for any reason, it will return to the other party hereto all confidential material or information without retaining any copies thereof.

b)           Confidential information shall not include information which:

             i) at or prior to the time of disclosure by the disclosing party was known to the receiving party;
             ii) at or after the time of disclosure by the disclosing party becomes generally available to the public other than through any act or omission on the receiving party's part;
             iii) is developed by the receiving party independent of any confidential information it receives from the disclosing party;
             iv) the receiving party receives from a third party free to make such disclosure without breach of any legal obligation; or
              v) is required to be disclosed pursuant to any order, subpoena or document discovery request.

8           EXCLUSIVITY.

             Aether from the effective date of the Agreement shall not license any rights to the executable software and source code that constitutes the National Discount Brokers specific back office trading and account management interfaces, to any competitor of National Discount Brokers for the purpose of the wireless transmission of National Discount Brokers information. This capability is embodied and implemented within a single software library, titled, National Discount Brokers.dll. It is understood that Aether having bundled MarketClip(TM) and Opensky functionality into the Product that functionality shall not be considered part of this exclusivity clause. Aether has retained full rights to the MarketClip and Opensky products and shall NOT be bound or restricted in its ability to market the product to National Discount Brokers competitors. It is also understood that Aether has utilized Aether's proprietary Aether Intelligent Messaging executable software components ("AIM(TM)") and source code(AIM(TM)) in the Product that AIM(TM) shall not be considered part of this exclusivity clause. Aether has retained full rights to the AIM(TM) product and shall NOT be bound or restricted in its ability to market the Product to National Discount Brokers competitors.

9           LIABILITY

Aether shall not be liable for any entered order, trade account or position inquiry by a Subscriber or user of the device that results in financial loss or injury to the respective client or holder of said account.

NEITHER PARTY HERETO SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT AND/OR, CONSEQUENTIAL DAMAGES OF ANY KIND, RESULTING FROM EITHER PARTY'S PERFORMANCE OR FAILURE TO PERFORM PURSUANT TO THE TERMS OF THE AGREEMENT OR RESULTING FROM THE FURNISHING, PERFORMANCE OR USE OR LOSS OF ANY LICENSED PRODUCTS OR OTHER MATERIALS DELIVERED TO NATIONAL DISCOUNT BROKERS THEREUNDER, INCLUDING WITHOUT LIMITATION ANY INTERRUPTION OF BUSINESS, WHETHER RESULTING FROM BREACH OF CONTRACT OR BREACH OF WARRANTY, EVEN IF THE PARTIES HERETO HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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10     PRESS RELEASES.

Neither Aether nor National Discount Brokers or their respective affiliates shall issue any press release or make any other public statement relating to the Agreement unless required by law, regulation, court order or the rules of any applicable stock exchange or regulatory authority or approved in writing by the other party.

National Discount Brokers agrees to make press releases and public relations announcements of its impending release of the National Discount Brokers Wireless Trading System application upon completion of its internal QA cycle. National Discount Brokers also acknowledges that Aether may make certain statements as the relationship at its forthcoming IPO roadshow. National Discount Brokers may at its discretion choose to have Aether undertake to coordinate that effort on its behalf subject to any National Discount Brokers internal approval processes.

11     TERMINATION.

a) Termination for Breach. If a party (the "Defaulting Party") is in material breach of or default under this Agreement, and the Defaulting Party does not remedy that breach or default within thirty (30) calendar days after receipt from the other party of written notice of that default or breach, the other party shall after the expiration of such thirty (30) calendar day period have the right to terminate this Agreement unless the Defaulting Party has commenced steps to remedy such breach or default and effects a cure within thirty (30) days of receipt of the default notice.

Termination in Event of Bankruptcy. Either party may terminate the Agreement at any time by written notice in the event that the other: (i) files a voluntary petition in bankruptcy or under any similar insolvency law; (ii) makes an assignment for the benefit of creditors; (iii) has filed against it any involuntary petition in bankruptcy or under any similar insolvency law if any such petition is not dismissed within sixty (60) days after filing; or (iv) has a receiver appointed for, or a levy or attachment made against, substantially all of its assets, if any such petition is not dismissed or such receiver or levy or attachment is not discharged within sixty (60) days after the filing or appointment.

12)    Assignment

Notwithstanding any other terms of the Agreement, National Discount Brokers may, subject to Aether's prior consent which consent will be not unreasonably withheld, transfer the Agreement to its parent organization National Discount Brokers Group, Inc. and hereby agrees to provide Aether reasonable notice of any such transfer. Aether may assign the Agreement to any successor to its business

13)    Governing Law

The Agreement shall be governed by New York law without regard to conflicts of law principle

NATIONAL DISCOUNT BROKERS CORPORATION              AETHER SYSTEM INC.

/s/ SAMIR SHAH                             /s/ DAVID S. OROS
-------------------------------------      -----------------------------------
              Signature                                 Signature

SAMIR SHAH CO-CHIEF OPERATING OFFICER        DAVID S. OROS   PRESIDENT/CEO
-------------------------------------      -----------------------------------
      Name and Title (printed)                   Name and Title (printed)

               11/4/99                                   11/8/99
-------------------------------------      -----------------------------------
                Date                                       Date




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                                  SCHEDULE "A"

          "The Product" shall be identified as any real-time market and delayed data/news information and or pertinent brokerage account information that can be delivered wirelessly between NDB and their customers(s) and from customer(s) to NDB through use of the following hardware device(s):

          Palm Devices
          CE Devices
          RIMM Pagers
          WAP (wireless application protocol) enabled phones
          VISOR Devices

           *DOES NOT INCLUDE NDB IVR

               /s/ Samir Shah 11/4/99
             Co-Chief Operating Officer